Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE SECOND QUARTER OF FISCAL 2025

Keene, N.H.  April 30, 2025 -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a distribution of $0.20 per unit for the second quarter of fiscal 2025. This distribution amount matches the $0.20 distribution for the second quarter of fiscal 2024 and is an increase from the $0.04 distribution for the first quarter of fiscal 2025. The $0.20 distribution for the second quarter of fiscal 2025 is payable on May 28, 2025 to owners of record on May 16, 2025.

The Trust receives its royalties under the Mobil and OEG Royalty Agreements as detailed in the 2024 10-K on the Trust's website. In accordance with the agreements, the Trust's monthly royalty payments are paid based on the amount of royalties payable to the Trust in the prior quarter. For the quarter ending April 30, 2025, the increase in the distribution compared to this year's first fiscal quarter, reflects both higher prices and a reduced negative adjustment carryover. At the end of the second quarter of fiscal 2025, there were positive adjustments of $73,451 under the Mobil Agreement and $97,508 under the OEG Agreement. A payment of the Mobil sulfur royalty totaling $57,240 was also received. End of quarter royalty adjustments result from the need to align scheduled royalty payments with actual royalties owed to the Trust by the operating companies. Additional details will be available in the Trust's 10-Q filing at the Trust's website, shown below, or through the SEC's EDGAR website on or about May 30, 2025.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases, tax information, SEC filings and other information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.